Exhibit 99.1
Celebrate Express, Inc. Announces Fourth Quarter and Full Fiscal Year 2006 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—July 25, 2006—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its fourth quarter and full fiscal year 2006 ended May 31, 2006.
Celebrate Express reported net sales of $24.2 million in the fourth quarter of fiscal 2006, an increase of 24% from net sales of $19.5 million during the same period last year. Net loss for the fourth quarter of fiscal 2006 was ($324,000), or ($0.04) per diluted share, compared with net income of $1.0 million, or $0.13 per diluted share, in the fourth quarter of fiscal 2005. Weighted average diluted shares outstanding were 7.8 million for the fourth quarter of fiscal 2006, compared with 8.0 million for the fourth quarter of fiscal 2005.
For the fiscal year ended May 31, 2006, net sales increased 26% to $87.0 million from $69.1 million in the prior fiscal year. For the year just ended, net income was $405,000, or $0.05 per diluted share, compared with net income of $2.5 million, or $0.35 per diluted share, for fiscal 2005. Weighted average diluted shares outstanding were 7.9 million for fiscal 2006, compared with 7.0 million for fiscal 2005.
Revenue from the Company’s Birthday Express and Costume Express brands grew 25% and 83%, respectively, in fiscal 2006, compared with fiscal 2005. Revenue from the Storybook brand grew only 1% in fiscal 2006 compared with the prior year. As previously reported, the Company has started the process of winding down the operations of the Storybook brand.
During fiscal 2006, the Company attracted approximately 560,000 new customers, compared with 415,000 in fiscal 2005, an increase of 35%. Net sales per order were $82.12 in fiscal 2006, compared with $81.27 in the previous fiscal year. Revenue from the Company’s websites represented approximately 69% of net sales in the fiscal year just ended, up from 60% in fiscal 2005.
Kevin Green, chief executive officer of Celebrate Express, stated “Our Birthday Express and Costume Express brands each showed strong growth in fiscal 2006. We will look to these existing brands for continued growth as new sales initiatives are developed, as we continue to build the senior management team and improve efficiencies in the distribution center.”
Gross margin in the fourth quarter was 48.6% of net revenue, compared with 51.7% in the fourth quarter of fiscal 2005. For fiscal 2006, gross margin was 49.1%, compared with 50.8% in fiscal 2005. The primary factors contributing to these changes in gross margin were increases in outbound shipping costs and a reduction in the gross margin of the Company’s Storybook Heirlooms brand. The increase in outbound shipping charges is due primarily to the Company upgrading orders at its expense to ensure that packages timely arrived at customers’ homes, as well as increased fuel surcharges and third party carrier rates. The reduction in Storybook gross margin was due to selling more products at discounted prices.

As management has previously reported, the Company is incurring higher than anticipated fulfillment costs related to the transition in its distribution center processes. As a result, for the fourth quarter of fiscal 2006, fulfillment costs increased to 14.3% of net sales, compared with 11.7% in the same period in the prior year. For fiscal 2006, fulfillment costs were 13.4% of net sales, compared with 11.6% in fiscal 2005. The additional costs are primarily overtime and temporary labor costs incurred to ship customer orders.
Mr. Green continued, “We are committed to hiring the executive level talent and making the necessary investments to take our distribution center to the next level. While it is our top priority and focus, the project to improve efficiencies in our distribution center will stretch throughout fiscal 2007 as we put the necessary building blocks in place. Until the project is completed, we will continue to invest in the necessary staffing to ensure that our customers are provided with the highest quality customer service. We have observed some erosion in repeat buying rates, which we attribute primarily to the distribution center difficulties we have experienced over the past nine months. As we make progress in this area, we are confident we will be able to reactivate these customers through promotions and the strength and breadth of our product offerings.”
Selling and marketing expenses were 27.8% of net sales for the quarter just ended, up from 23.5% in the same quarter last year. The primary reason for this increase was a lower than anticipated response rate to catalog marketing efforts, particularly in the April time frame. General and administrative costs were 9.9% of net sales for the quarter just ended, up from 9.1% in the same quarter last year, due primarily to depreciation expense associated with the write down of software which is no longer in use, as well as increases in Sarbanes-Oxley costs, recruiting fees and other consulting fees.
For the fiscal year ended May 31, 2006, selling and marketing costs increased to 25.4% of net sales, compared with 24.3% in fiscal 2005. General and administrative costs increased to 9.7% in fiscal 2006, up from 9.4% in fiscal 2005, due primarily to increases in Sarbanes-Oxley and other consulting fees, recruiting fees and costs associated with operating as a public company for the full fiscal year. During fiscal 2006, the Company incurred $1.2 million in severance and related expenses representing approximately $0.10 per diluted share for the year. The Company recorded no material severance and related costs in fiscal 2005.
Highlights
•	The Company’s customer database is now at approximately 2.8 million.

•	The Company added 560,000 new customers to the database during the fiscal year just ended, an increase of 35%, compared with 415,000 new customers added in fiscal 2005.

•	The Company shipped approximately 1.06 million orders during fiscal 2006, an increase of 25% from 851,000 orders shipped fiscal 2005.

•	The Company had cash and cash equivalents of $31.3 million and no long-term debt at May 31, 2006.
Mr. Green concluded, “We remain highly enthusiastic about the Celebrate Express business model. The customer database represents a fertile base upon which to launch new marketing efforts as we transition from helping busy parents simply and easily celebrate their children’s birthdays to providing celebration solutions for the entire family.”
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of July 25, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.

Management’s expectations for the full fiscal year ending May 31, 2007 are as follows:
•	Net sales are expected to be between $91 million and $94 million.

•	Net income is expected to be in a range of ($0.08) to $0.01 per diluted share for fiscal 2007. The expected net income per diluted share includes the estimated impact of expensing stock options under SFAS 123R of approximately $1.5 million or approximately $0.12 per diluted share.

•	Weighted average diluted shares outstanding are expected to be approximately 8.2 million.
Effective with our fiscal year that began on June 1, 2006, we will expense stock options in accordance with Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” Stock compensation expense is expected to have a significant impact on our net income and earnings per diluted share, as noted above. Actual stock compensation expense may differ from these estimates based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.
Conference Call
Company management will be holding a conference call to discuss financial results for its fourth quarter and full fiscal year 2006 on Tuesday, July 25th, 2006 at 5:00 p.m. ET/ 2:00 pm. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-356-4441 and entering password 98959712. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 55300218.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Costume Express markets children’s costumes and accessories, and Storybook Heirlooms markets girls’ special occasion apparel and accessories. The Company utilizes its branded websites, BirthdayExpress.com, CostumeExpress.com and Storybook.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	May 31,	May 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$31,327	$30,769
Accounts receivable	339	213
Inventories	8,333	8,396
Prepaid expenses	4,097	3,461
Deferred income taxes	400	293

Total current assets	44,496	43,132

Fixed assets, net	$4,662	$2,517
Deferred income taxes	7,940	7,231
Other assets, net	102	177

Total assets	$57,200	$53,057

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,151	$2,969
Accrued liabilities	3,972	2,071
Current portion of long term debt and capital leases	—	17

Total current liabilities	7,123	5,057

Long-term debt and capital lease obligations	—	—

Shareholders’ equity:
Common stock and additional paid-in-capital	65,495	64,337
Unearned compensation	(213)	(727)
Accumulated deficit	(15,205)	(15,610)

Total shareholders’ equity	50,077	48,000

Total liabilities and shareholders’ equity	$57,200	$53,057

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months ended		Years Ended
	May 31,	May 31,	May 31,	May 31,
	2006	2005	2006	2005

Net sales	$24,173	$19,541	$87,016	$69,138
Cost of sales	12,426	9,438	44,244	33,987

Gross margin	11,747	10,103	42,772	35,151
Operating expenses:
Fulfillment	3,449	2,291	11,617	8,039
Selling and marketing	6,724	4,596	22,076	16,787
General and administrative	2,401	1,771	8,476	6,482
Severance and related expenses	—	—	1,179	—

Total operating expenses	12,574	8,658	43,348	31,308

Income (loss) from operations	(827)	1,445	(576)	3,843
Other income, net:
Interest income, net	362	214	1,231	131

Net income (loss) before income taxes	(465)	1,659	655	3,974
Income tax (expense) benefit	141	(621)	(250)	(1,489)

Net income (loss)	(324)	1,038	405	2,485
Accretion to preferred stock redemption value	—	—	—	(102)

Net income (loss) available for common shareholders’	$(324)	$1,038	$405	$2,383

Net income (loss) per share:
Basic	$(0.04)	$0.14	$0.05	$0.46

Diluted	$(0.04)	$0.13	$0.05	$0.35

Weighted average shares outstanding:
Basic	7,772	7,478	7,672	5,152
Diluted	7,772	7,999	7,940	7,027

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Years Ended
	May 31,	May 31,
	2006	2005
Cash flows from operating activities:
Net income	$405	$2,485
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	204	1,489
Depreciation and amortization	1,506	709
Non-cash compensation expense—stock options	179	295
Amortization of deferred financing costs	—	24
Accretion of debt discount	—	70
Changes in operating assets and liabilities:
Accounts receivable	(125)	(45)
Inventories	62	(2,470)
Prepaid expenses and other assets	(626)	(1,511)
Accounts payable	182	(62)
Accrued liabilities	1,901	625

Net cash provided by operating activities	3,688	1,609

Cash flows from investing activities:
Payments for purchases of fixed assets	(3,586)	(2,247)
Purchase of marketable securities	—	(61,050)
Maturities of marketable securities	—	61,050

Net cash used in investing activities	(3,586)	(2,247)

Cash flows from financing activities:
Principal payments on capital lease obligations	(17)	(35)
Principal payments on notes payable	—	(5,000)
Net proceeds from sale of common stock, net of issuance costs	—	34,012
Proceeds from shares issued under the employee stock purchase plan	86	105
Proceeds from exercise of stock options	387	82

Net cash provided by financing activities	456	29,164

Net increase in cash and cash equivalents	558	28,526

Cash and cash equivalents:
Beginning of year	30,769	2,243

End of year	$31,327	$30,769